EXHIBIT 23.1



                         Consent of Independent Auditors



The Board of Directors
Delta Petroleum Corporation


We consent to the incorporation by reference in the registration statement (No. 33-87106) on Form S-8, in the registration statements (No. 333-33380 and 33-91452) on Form S-3 of Delta Petroleum Corporation of our report dated October 5, 2001 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and comprehensive income (loss), and cash flows for the years then ended, which report appears in the June 30, 2001 Annual Report on Form 10-KSB of Delta Petroleum Corporation.



                                    /s/KPMG LLP
                                    KPMG LLP


Denver, Colorado
October 12, 2001